Exhibit 23.5

October 21, 2024

Papa Medical Inc.

202 North California Ave

City of Industry, CA 91744

Ladies and Gentlemen,

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to the references of my name in the Registration Statement on Form S-1 (the “Registration Statement”) of Papa Medical Inc. (the “Company”), and any amendments thereto, which indicate that I have accepted my appointment as a director of the Company. I further agree that my appointment will become effective upon the declaration of effectiveness of the Registration Statement by the United States Securities and Exchange Commission.

Yours,

/s/ James Jiayuan Tong
James Jiayuan Tong, M.D., Ph.D.